Exhibit 5.6

July 11, 2014

LifePoint Hospitals, Inc.

330 Seven Springs Way

Brentwood, TN 37027

Re:                             LifePoint Hospitals, Inc.

Ladies and Gentlemen:

We have acted as special Arizona counsel to LifePoint Hospitals, Inc., a Delaware corporation (the “Company”), and to PHC-Fort Mohave, Inc., an Arizona corporation (“PHC-Fort Mohave”), and PHC-Lake Havasu, Inc., an Arizona corporation (“PHC-Lake Havasu,” and together with PHC-Fort Mohave, the “Guarantors”), in connection with the transactions described in the Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act” ), filed by the Company on July 11, 2014 (the “Registration Statement”), including, generally, the offering in the aggregate amount of $1,100,000,000 5.5% Senior Notes Due 2021 (the “Notes”) by the Company, issued pursuant to an Indenture, dated as of December 6, 2013 (the “Indenture”), by and among the Company, the Guarantors and The Bank of New York Mellon Trust Company, N.A. as trustee, in exchange for all outstanding unregistered 5.5% senior notes due 2021 (the “Exchange Offer”).

In rendering these opinions, we have examined: (i) the Articles of Incorporation and Bylaws of each Guarantor as amended to date; (ii) resolutions of each Guarantor’s Board of Directors; and (iii) such statutory provisions, certificates, and other documents as we have deemed appropriate or necessary as a basis for the opinions expressed below.  We also have examined such other documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinions set forth below.  With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents.  As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company and the Guarantors.

On the basis of, and subject to, the foregoing, it is our opinion that:

1.                                      Each of the Guarantors is validly existing under the laws of the State of Arizona;

2.                                      Each of the Guarantors has the requisite corporate power and authority to execute and deliver and to perform its obligations under the Indenture and to guarantee the guaranteed obligations under the Indenture; and

3.                                      Each of the Guarantors has taken all necessary corporate action to duly authorize the execution, delivery, and performance of the Indenture and to guarantee the guaranteed obligations under the Indenture.

This opinion is limited to the law of the State of Arizona.  We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm in the Registration Statement under the heading “Legal Matters.”

This opinion is given as of the effective date of the Registration Statement, and we assume no obligation to update or supplement the opinions contained in this letter to reflect any facts or circumstances which subsequently may come to our attention, or any future changes in laws.

Very truly yours,

/s/ Samuel G. Coppersmith

Samuel G. Coppersmith
For Coppersmith Brockelman PLC